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                                                                     Exhibit 5.1

                          [Bryan Cave LLP Letterhead]

May 16, 2005


Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105

Ladies and Gentlemen:

We have acted as special counsel to (i) Brown Shoe Company, Inc., a New York corporation (the "Company"), (ii) Brown Shoe International Corp. (formerly Brown Shoe International, LLC), a Delaware corporation ("Brown International"), (iii) Brown Group Retail, Inc., a Pennsylvania corporation ("Brown Retail"), (iv) Sidney Rich Associates, Inc., a Missouri corporation ("Sidney Rich"), (v) Buster Brown & Co., a Missouri corporation ("Buster Brown"), (vi) Bennett Footwear Group LLC, a Delaware limited liability company ("Bennett Group"), and (vii) Bennett Footwear Retail LLC, a Delaware limited liability company ("Bennett Retail"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company and the Guarantors (as defined below) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to the offer by the Company (the "Exchange Offer") to exchange $150,000,000 in aggregate principal amount of its 8 3/4% Senior Notes due 2012 (the "Exchange Notes") for $150,000,000 in aggregate principal amount of the Company's issued and outstanding 8 3/4% Senior Notes due 2012 (the "Original Notes"), together with the guarantee thereof by the Guarantors (as defined below) under the Indenture, dated as of April 22, 2005 (the "Indenture"), among the Company, the Guarantors and SunTrust Bank, a national banking corporation associated under the laws of the State of Georgia, as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of April 22, 2005 (the "Registration Rights Agreement"), by and among the Company, the Guarantors, and the Initial Purchasers (as defined therein). We have also acted as special United States counsel to Brown Shoe Company of Canada Ltd, a Canadian corporation ("Brown Canada" and, together with Brown International, Brown Retail, Sidney Rich, Buster Brown, Bennett Group and Bennett Retail, the "Guarantors") in connection with the Exchange Offer by the Company. The Company and the Guarantors are hereinafter referred to collectively as the "Note Parties"; each, a "Note Party". All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

         (1) an executed copy of the Indenture, including the guarantees of the Original Notes and the Exchange Notes (each, a "Guarantee") provided for therein;

         (2)      an executed copy of the Original Notes;

         (3)      the Registration Rights Agreement;


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Brown Shoe Company, Inc.
May 16, 2005
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         (4)      the form of the Exchange Notes (the "Exchange Notes").

         (5) the certificate of incorporation or formation of each Note Party (other than Brown Canada and Brown Retail), as certified by the Secretary of State of the State of New York; the Secretary of State of the State of Missouri; and the Secretary of State of the State of Delaware, as applicable (each a "Charter"); and

         (6) the bylaws or operating agreement of each Note Party (other than Brown Canada and Brown Retail), each as in effect the date hereof and as certified by the Secretaries of such Note Party, as applicable (together with the Charters of each Note Party (other than Brown Canada and Brown Retail) the "Organizational Documents").



The documents referenced as items (1) through (4) above are collectively referred to herein as the "Transaction Documents."

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or analogous records, agreements and instruments of the Note Parties (other than Brown Canada and Brown Retail), certificates of public officials and officers of the Note Parties, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Note Parties.

In connection herewith, we have assumed that, other than with respect to the Note Parties, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of such parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) shall have been duly executed by the Company and authenticated and delivered by the Trustee in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer: (a) the Exchange Notes will be validly issued and will constitute valid and binding obligations of the Company; and (b) each Guarantee provided for in the Indenture will constitute a valid and binding obligation of the Guarantor that is a party thereto.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

         (a) Our opinions herein reflect only the application of (i) applicable New York State law (excluding the securities and blue sky laws of such State, as to which we express no opinion), (ii) the federal laws of the United States,
(iii) to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and
(iv) to the extent required by the foregoing opinions, applicable Missouri State law (excluding the securities and blue sky laws of such State, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future



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Brown Shoe Company, Inc.
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changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

         (b) Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing and (iv) the qualification that certain other provisions of the Transaction Documents may be further limited or rendered unenforceable by applicable law, but the inclusion of such provisions does not affect the validity as against any Note Party of the Transaction Documents to which it is a party as a whole or, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Initial Purchasers or the Trustee by the Transaction Documents legally inadequate for the practical realization of the principal benefits purported to be provided thereby.

         (c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit the availability of a remedy under certain circumstances where another remedy has been elected; (ii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iii) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees.

         (d) We express no opinion as to:

                  (i) the enforceability of (1) any provision in any of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor,
         (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Note Parties or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or
         (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) choice of law or any provision of any Transaction Document relating thereto;



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Brown Shoe Company, Inc.
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                  (ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, or (B) any provisions purporting to provide to the Initial Purchasers, Trustee or holders of the Notes the right to receive costs and expenses beyond those reasonably incurred by them;

                  (iii) the effect of any rights of set-off; or

                  (iv) whether any Guarantor may guarantee or otherwise be liable for indebtedness incurred by the Company except to the extent that such Guarantor may be determined to have benefited from the incurrence of the indebtedness by the Company or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are, directly or indirectly, made available to such Guarantor for its corporate purposes. We call to your attention that the enforceability of the Note Guarantee may be limited by Article XI, Section 7 of the Constitution of the State of Missouri. In particular, as against a Missouri corporation, enforceability of a guarantee may be subject to attack on state constitutional grounds. The Constitution of the State of Missouri, Article XI, Section 7, prohibits Missouri corporations from issuing stocks, bonds or other obligations for the payment of money except for money paid, labor done or property actually received, and voids issuances in violation thereof. While the issue is not free from doubt, it is our best judgment that a court applying Missouri law would hold that enforceability of the Note Guarantee may not be challenged on these grounds.

We have relied upon (i) with respect to certain matters under the laws of the Commonwealth of Pennsylvania, including the due authorization, execution and delivery of the Transaction Documents by Brown Retail, the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, special counsel to Brown Retail in such jurisdiction, dated as of May 13, 2005, and (ii) with respect to the laws of Canada and the Province of Ontario, including the due authorization, execution and delivery of the Transaction Documents by Brown Canada, the opinion of Lang Michener LLP, special counsel to Brown Canada, dated as of May 13, 2005, and with your permission we have assumed the accuracy of such opinions, without independent inquiry.

We do not render any opinions except as set forth above. The opinions set forth herein are made as of the date hereof. We are not rendering any opinions with respect to any of the Transaction Documents other than the Guarantees or the Indenture. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions "Legal Matters." We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,




/s/ Bryan Cave LLP